Exhibit 1.1

PVR PARTNERS, L.P.

Common Units Representing Limited Partner Interests

ATM EQUITY OFFERINGSM SALES AGREEMENT

August 23, 2013

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

RBS Securities Inc.

c/o Merrill Lynch, Pierce, Fenner & Smith

Incorporated

One Bryant Park

New York, New York 10036

Ladies and Gentlemen:

PVR Partners, L.P., a Delaware limited partnership (the “Partnership”), proposes, subject to the terms and conditions stated herein, to issue and sell from time to time to or through Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) or RBS Securities Inc. (“RBS”), as sales agent and/or principal (each, an “Agent,” and collectively, the “Agents”), common units representing limited partner interests in the Partnership (the “Common Units”), having an aggregate gross sales price of up to $150,000,000 (the “Offered Units”) on the terms set forth in Section 2 of this ATM Equity OfferingSM Sales Agreement (the “Agreement”). The Partnership, PVR GP, LLC, a Delaware limited liability company and sole general partner of the Partnership (the “General Partner”), and PVR Finco LLC, a Delaware limited liability company (“PVR Finco”), agree that whenever the Partnership determines to sell Offered Units directly to either Agent as principal, they will enter into a separate agreement (each, a “Terms Agreement”) in substantially the form of Annex I hereto, relating to such sale in accordance with Section 3 of this Agreement.

The direct and indirect wholly-owned subsidiaries of PVR Finco are herein called, collectively, the “Subsidiaries.” The General Partner, the Partnership and PVR Finco are herein called, collectively, the “Partnership Parties.” The Partnership Parties and the Subsidaries are herein called, collectively, the “Partnership Entities.”

Section 1. Representations and Warranties. The Partnership Parties, jointly and severally, represent and warrant to each Agent that as of the date of this Agreement, each Registration Statement Amendment Date (as defined in Section 3 below), each Partnership Periodic Report Date (as defined in Section 3 below), each Partnership Earning Report Date (as defined in Section 3 below), each Request Date (as defined in Section 3 below), each Applicable Time (as defined in Section 1(c) below) and each Settlement Date (as defined in Section 2 below):

(a) Compliance with Registration Requirements. The Partnership meets the requirements for use of Form S-3 under the Securities Act of 1933, as amended (the “1933 Act”), and has prepared and filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (File No. 333-189344), in respect of the Common Units (including the Offered Units) not earlier than three years prior to the date hereof; such registration statement, and any post-effective amendment thereto, has become effective; and no stop order suspending the effectiveness of such registration statement or any part thereof has been issued and no proceeding for that purpose has been initiated or, to the knowledge of any of the Partnership Parties, threatened by the Commission (the base prospectus filed as part of such registration statement, in the form in which it has most recently been filed with the Commission on or prior to the date of this Agreement, is hereinafter called the “Basic Prospectus”; the various parts of such registration statement, excluding any Form T-1 but including all other exhibits thereto and any prospectus supplement or prospectus relating to the Offered Units that is filed with the Commission and deemed by virtue of Rule 430B or Rule 430C under the 1933 Act to be part of such registration statement, each as amended at the time such part of the registration statement became effective, are hereinafter collectively called the “Registration Statement”; the prospectus supplement specifically relating to the Offered Units prepared and filed with the Commission pursuant to Rule 424(b) under the 1933 Act is hereinafter called the “Prospectus Supplement”; the Basic Prospectus, as amended and supplemented by the Prospectus Supplement, is hereinafter called the “Prospectus”; any reference herein to the Basic Prospectus, the Prospectus Supplement or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act; any reference to any amendment or supplement to the Basic Prospectus, the Prospectus Supplement or the Prospectus shall be deemed to refer to and include any post-effective amendment to the Registration Statement, any prospectus supplement or base prospectus relating to the Offered Units filed with the Commission pursuant to Rule 424(b) under the 1933 Act and any documents filed under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and incorporated therein, in each case after the date of the Basic Prospectus, the Prospectus Supplement or the Prospectus, as the case may be; and any reference to any amendment to the Registration Statement shall be deemed to refer to and include any annual report of the Partnership filed pursuant to Section 13(a) or 15(d) of the 1934 Act after the effective date of the Registration Statement that is incorporated by reference in the Registration Statement.

No order preventing or suspending the use of the Basic Prospectus, the Prospectus Supplement or the Prospectus has been issued by the Commission, and the Basic Prospectus and the Prospectus Supplement, at the time of filing thereof, conformed in all material respects to the requirements of the 1933 Act and the rules and regulations of the Commission thereunder (the “1933 Act Regulations”) and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

For the purposes of this Agreement, the “Applicable Time” means, with respect to any Offered Units, the time of sale of such Offered Units pursuant to this Agreement; the Prospectus as of each Applicable Time and each Settlement Date, will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Incorporation of Documents by Reference. The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus, when they became effective or were filed with the Commission, as the case may be, complied in all material respects with the requirements of the 1934 Act and the 1934 Act Regulations, and, when read together with the other information in the Prospectus, (a) at the time the Registration Statement became effective, (b) at the time the Prospectus was issued and (c) on the date of this Agreement, did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(c) Formation and Qualification of the Partnership. The Partnership has been duly formed and is validly existing in good standing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) with full partnership power and authority to own or lease its properties and to conduct its business in all material respects as described in the Registration Statement and the Prospectus. The Partnership is duly registered or qualified as a foreign limited partnership for the transaction of business under the laws of each jurisdiction in which the character of the business conducted by it or the nature or location of the properties owned or leased by it makes such registration or qualification necessary, except where the failure to so register or qualify would not (i) have a material adverse effect on the condition (financial or otherwise), business, prospects, assets or results of operations of the Partnership Entities, taken as a whole (a “Material Adverse Effect”), or (ii) subject the limited partners of the Partnership to any material liability or disability.

(d) Formation and Qualification of the Partnership Entities. Each of the Partnership Entities has been duly incorporated or formed, as applicable, and is validly existing as a corporation, limited partnership or limited liability company, as applicable, in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, and has the corporate, limited partnership or limited liability company power and authority to own, lease and operate its properties and to conduct its business in all material respects as described in the Registration Statement and the Prospectus, and, in the case of the General Partner, to act as general partner of the Partnership. Each of the Partnership Entities is, or at each Settlement Date will be, duly registered or qualified as a foreign corporation, limited partnership or limited liability company, as applicable, for the transaction of business under the laws of each jurisdiction in which the character of the business conducted by it or the nature or location of the properties owned or leased by it makes such registration or qualification necessary, except where the failure so to register or qualify would not (i) have a Material Adverse Effect or (ii) subject the limited partners of the Partnership to any material liability or disability.

(e) Ownership of the General Partner. As of the date hereof, the Partnership is the sole member of the General Partner, with a 100% membership interest in the General Partner. Such membership interest has been duly authorized and validly issued in accordance with the Sixth Amended and Restated Limited Liability Company Agreement of the General Partner, as amended by Amendment No. 1 thereto dated as of August 16, 2012 (as amended, the “General Partner LLC Agreement”), and is fully paid (to the extent required under the General Partner LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-303(b), 18-607 and 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”)).

(f) Ownership of the General Partner Interest in the Partnership. The General Partner is the sole general partner of the Partnership and owns a non-economic management interest in the Partnership; such non-economic management interest has been duly authorized and validly issued in accordance with the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended by Amendment No. 1 thereto dated August 16, 2012 (as amended, the “Partnership Agreement”); and the General Partner owns such non-economic management interest free and clear of all liens, encumbrances, security interests, charges or claims (“Liens”), other than those created by or arising under the Delaware LP Act or the Partnership Agreement.

(g) Capitalization of the Partnership. As of the date hereof, the issued and outstanding limited partner interests of the Partnership consist of 95,725,388 Common Units, 23,779,883 Class B Units representing limited partner interests in the Partnership and 10,346,257 Special Units representing limited partner interests in the Partnership. All outstanding Common Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303(a), 17-607 and 17-804 of the Delaware LP Act).

(h) Valid Issuance of Offered Units. The Offered Units, and the limited partner interests represented thereby, have been duly authorized for issuance and sale pursuant to this Agreement in accordance with the Partnership Agreement and, when issued and delivered by the Partnership pursuant to this Agreement or any Terms Agreement against payment therefor in accordance with the terms hereof, will be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by matters described in Sections 17-303(a), 17-607 and 17-804 of the Delaware LP Act).

(i) Ownership of PVR Finco. The Partnership owns a 100% membership interest in PVR Finco; such membership interest has been duly authorized and validly issued in accordance with the limited liability company agreement of PVR Finco (the “PVR Finco Agreement”) and is fully paid (to the extent required under the PVR Finco Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-303(b), 18-607 and 18-804 of the Delaware LLC Act); and the Partnership owns such membership interest free and clear of all Liens, other than those pursuant to the Amended and Restated Credit Agreement, dated August 13, 2010, by and among PVR Finco, the guarantors party thereto, PNC Bank, National Association, as administrative agent and the other financial institutions party thereto, as amended by that certain First Amendment thereto dated April 19, 2011, as further amended by that certain Second Amendment thereto dated April 23, 2012, as further amended by that certain Third Amendment thereto dated February 21, 2013 (as so amended and as further amended, restated or otherwise modified, the “Credit Agreement”).

(j) Ownership of Operating Company. PVR Finco owns a 100% membership interest in Penn Virginia Operating Co., LLC, a Delaware limited liability company (the “Operating Company”); such membership interest has been duly authorized and validly issued in accordance with the limited liability company agreement of the Operating Company (the “Operating Company Agreement”) and is fully paid (to the extent required under the Operating Company Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the Delaware LLC Act); and PVR Finco owns such membership interest free and clear of all Liens, other than those pursuant to the Credit Agreement.

(k) Ownership of Midstream LLC. PVR Finco owns a 100% membership interest in PVR Midstream LLC, a Delaware limited liability company (“Midstream LLC”); such membership interest has been duly authorized and validly issued in accordance with the limited liability company agreement of Midstream LLC (the “Midstream LLC Agreement”) and is fully paid (to the extent required under the Midstream LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the Delaware LLC Act); and PVR Finco owns such membership interest free and clear of all Liens, other than those pursuant to the Credit Agreement.

(l) Ownership of the Subsidiaries. All of the outstanding shares of capital stock or other equity interests of each of the Subsidiaries (a) have been duly authorized and validly issued (in accordance with the limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws or other similar organizational documents (in each case as in effect on the date hereof and as the same may be adopted, entered into, amended or restated prior to the date of determination), (the “Organizational Documents”) of such Subsidiary), are fully paid (to the extent required under the Organizational Documents of such Subsidiary) and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the Delaware LLC Act or by other similar provisions of the applicable law of the state in which such entity is formed) and (b) are owned, directly or indirectly, by the Partnership, free and clear of all Liens, except for such Liens (i) as are not, individually or in the aggregate, material to such ownership or as described in the Prospectus or (ii) arising under the Credit Agreement.

(m) No Other Subsidiaries. Other than it interests in (i) the Subsidiaries, (ii) Loadout LLC’s 50% interest in joint ventures with affiliates of Massey Energy Company, (iii) Midstream LLC’s interests in CBC/Leon Limited Partnership, Leon Limited Partnership I and Bright Star Partnership, (iv) the General Partner; (v) PVR Water Services, LLC’s 51% interest in Aqua-PVR Water Services, LLC, a joint venture with affiliates of Aqua America, Inc.; (vi) the General Partner’s interests in PVR Services, LLC; (vii) Penn Virginia Resource Finance Corporation; (viii) Penn Virginia Resource Finance Corporation II, and except as the Partnership shall disclose to the Agents on each Representation Date with respect to which the Partnership is obligated to deliver a certificate referred to in Section 5(f) of this Agreement, the Partnership does not own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity. No subsidiary of the Partnership, other than the Subsidiaries, constitutes a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X, except as the Partnership shall disclose to the Agents on each Representation Date with respect to which the Partnership is obligated to deliver a certificate referred to in Section 5(f) of this Agreement.

(n) No Other Equity Interests. Other than its ownership of its non-economic management interests in the Partnership and limited liability company interests in PVR Services, LLC, the General Partner does not own, as of the date hereof, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

(o) No Preemptive Rights, Registration Rights or Options. Except as described in the Registration Statement and the Prospectus, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any limited partner interests of the Partnership. Neither the filing of the Registration Statement nor the offering or sale of the Offered Units by the Partnership as contemplated by this Agreement gives rise to any rights for or relating to the registration of any Common Units or other securities of the Partnership. Except as described in the Registration Statement and the Prospectus or for equity awards granted pursuant to employee benefits plans, qualified unit option plans or other employee compensation plans, there are no outstanding options or warrants to purchase any partnership interest in the Partnership.

(p) Authority and Authorization. Each of the Partnership Parties has all requisite power and authority (partnership or limited liability company) to enter into this Agreement, any Terms Agreement and to consummate the transactions contemplated hereby or in any Terms Agreement. At each Settlement Date, all corporate, partnership and limited liability company action, as the case may be, required to be taken by each of the Partnership Parties or any of their partners or members for the execution and delivery of this Agreement or any Terms Agreement, and the consummation of the transactions contemplated hereby or in any Terms Agreement, shall have been validly taken.

(q) Authorization of this Agreement. This Agreement and any Terms Agreement has been duly authorized and validly executed and delivered by each of the Partnership Parties.

(r) Partnership Organizational Agreements. As of the date hereof:

i. the Partnership Agreement has been duly authorized, executed and delivered by the General Partner and is a valid and legally binding agreement of the General Partner, enforceable against the General Partner in accordance with its terms;

ii. the General Partner LLC Agreement has been duly authorized, executed and delivered by the Partnership and is a valid and legally binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms;

iii. the PVR Finco Agreement has been duly authorized, executed and delivered by the Partnership, and is a valid and legally binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms;

iv. the Operating Company Agreement has been duly authorized, executed and delivered by PVR Finco and is a valid and legally binding agreement of PVR Finco, enforceable against PVR Finco in accordance with its terms; and

v. the Midstream LLC Agreement has been duly authorized, executed and delivered by PVR Finco and is a valid and legally binding agreement of PVR Finco, enforceable against PVR Finco in accordance with its terms.

provided that, with respect to each agreement described in this Section 1(q), the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), and (ii) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

The Partnership Agreement and the General Partner LLC Agreement are herein collectively referred to as the “Partnership Organizational Agreements.”

(s) No Conflicts. None of the execution, delivery and performance of this Agreement by each of the Partnership Parties or the offering and sale of the Offered Units or the consummation of the transactions contemplated hereby (i) constitutes or will constitute a violation of the Partnership Organizational Agreements or the other organizational documents of any of the Partnership Entities, (ii) constitutes or will constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which any of the Partnership Entities is a party or by which any of them or any of their respective properties may be bound, (iii) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any court or governmental agency or body directed to any of the Partnership Entities or any of their properties in a proceeding to which any of them or their property is or was a party, or (iv) results or will result in the creation or imposition of any Lien upon any property or assets of any of the Partnership Entities, which conflicts, breaches, violations, defaults or liens, in the case of clauses (ii), (iii) or (iv), would, individually or in the aggregate, have a Material Adverse Effect or would materially impair the ability of any of the Partnership Parties to perform their respective obligations under this Agreement or any Terms Agreement.

(t) No Consents. No permit, consent, approval, authorization, order, registration, filing or qualification (“consent”) of or with any court, governmental agency or body having jurisdiction over any of the Partnership Entities or any of their respective properties is required in connection with the offering and sale of the Offered Units, the execution, delivery and performance of this Agreement or any Term Agreement by the Partnership Parties or the consummation by the Partnership Parties of the transactions contemplated by this Agreement or any Term Agreement, except for (i) such consents required under the 1933 Act, the 1934 Act and state securities or “Blue Sky” laws and (ii) such consents that have been obtained.

(u) No Default. None of the Partnership Entities is (i) in violation of its Partnership Organizational Agreement or other organizational documents, as the case may be, (ii) in violation of any law, statute, ordinance, administrative or governmental rule or regulation applicable to it or of any order, judgment, decree or injunction of any court or governmental agency or body having jurisdiction over it, or (iii) in breach, default (or an event which, with notice or lapse of time or both, would constitute such a default) or violation in the performance of any obligation, agreement or condition contained in any bond, debenture, note or any other evidence of indebtedness or in any agreement, indenture, lease or other instrument to which it is a party or by which it or any of its properties may be bound, which breach, default or violation, in the case of clause (ii) or (iii), would, if continued, have a Material Adverse Effect, or would materially impair the ability of any of the Partnership Parties to perform their respective obligations under this Agreement or any Terms Agreement.

(v) Conformity of Offered Units to Description in the Registration Statement and the Prospectus. The Offered Units, when issued and delivered in accordance with the terms of the Partnership Agreement and this Agreement or any Terms Agreement against payment therefor as provided herein, will conform in all material respects to the description thereof contained in the Registration Statement and the Prospectus.

(w) Independent Public Accountants. Each of (i) KPMG LLP, who has certified the audited consolidated financial statements of the Partnership, which are incorporated by reference in the Registration Statement and the Prospectus (or any amendment or supplement thereto), and (ii) Grant Thornton LLP, who has certified the audited financial statements of PVR NEPA Gas Gathering LLC, a Texas limited liability company, which are incorporated by reference in the Registration Statement and the Prospectus (or any amendment or supplement thereto), is an independent registered public accounting firm as required by the 1933 Act and the 1933 Act Regulations during the periods covered by the corresponding financial statements on which it reported incorporated by reference in the Registration Statement and the Prospectus.

(x) Financial Statements. The historical financial statements (including the related notes and supporting schedules) contained in the Registration Statement and the Prospectus (or any amendment or supplement thereto) comply in all material respects with the applicable requirements under the 1933 Act and the 1934 Act (except that certain supporting schedules are omitted) and present fairly in all material respects the financial condition, results of operations and cash flows of the entities purported to be shown thereby on the basis stated therein at the respective dates or for the respective periods indicated and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except to the extent disclosed therein. The historical financial information contained in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2012 under the caption “Selected Financial Data” is derived from the accounting records of the Partnership and its consolidated subsidiaries taken as a whole and fairly presents the information purported to be shown thereby. The pro forma financial information (including the related notes), if any, included in the Registration Statement and the Prospectus complies as to form in all material respects with, and has been prepared in accordance with, the applicable requirements of Regulation S-X, and the assumptions underlying such pro forma financial information are reasonable and are set forth in the Registration Statement and the Prospectus. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement and the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(y) Statistical and Market-Related Data. The statistical and market-related data included or incorporated by reference in the Registration Statement and the Prospectus are based on or derived from sources that the Partnership believes to be reliable and accurate in all material respects.

(z) No Material Adverse Change. No Partnership Entity has sustained since the date of the latest audited financial statements included in the Registration Statement and the Prospectus any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, investigation, order or decree, otherwise than as set forth or contemplated in the Registration Statement and the Prospectus. Except as disclosed in the Registration Statement and the Prospectus (or any amendment or supplement thereto), subsequent to the respective dates as of which such information is given in the Registration Statement and the Prospectus (or any amendment or supplement thereto), (i) no Partnership Entity has incurred any liability or obligation, indirect, direct or contingent, or entered into any transactions, not in the ordinary course of business, that, singly or in the aggregate, is material to the Partnership Entities, taken as a whole, (ii) there has not been any material change in the capitalization, or material increase in the short-term debt or long-term debt, of the Partnership Entities and (iii) there has not been any material adverse change, or any development involving or which may reasonably be expected to involve, singly or in the aggregate, a prospective material adverse change, in or affecting the condition (financial or otherwise), results of operations, partners’ equity, properties, management, business or prospects of the Partnership Entities, taken as a whole, in each case except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(aa) Legal Proceedings or Contracts to be Described or Filed. There are no legal or governmental proceedings pending or, to the knowledge of the Partnership Parties, threatened, against any Partnership Entity, or to which any Partnership Entity is a party, or to which any of their respective properties is subject, that are required to be described in the Registration Statement or the Prospectus, but are not described as required, and there are no agreements, contracts, indentures, leases or other instruments that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement that are not described or filed as required by the 1933 Act.

(bb) Title to Properties. The Partnership Entities have good and indefeasible title to all real property and good title to all personal property described in the Registration Statement and the Prospectus as being owned by the Partnership Entities, free and clear of all Liens except (i) as provided under the Credit Agreement, (ii) as described in the Registration Statement and the Prospectus or (iii) such as do not materially interfere with the use of such properties taken as a whole; provided that, with respect to any real property and buildings held under lease by any of the Partnership Entities, such real property and buildings are held under valid and subsisting and enforceable leases with such exceptions as do not materially interfere with the use of such properties taken as a whole.

(cc) Rights-of-Way. The Partnership Entities have such consents, easements, rights-of-way or licenses from any person (“rights-of-way”) as are necessary to conduct their business in the manner described in the Registration Statement and the Prospectus, subject to such qualifications as may be set forth in the Registration Statement and the Prospectus and except for such rights-of-way that, if not obtained, would not have, individually or in the aggregate, a Material Adverse Effect; the Partnership Entities have fulfilled and performed all of their material obligations with respect to such rights-of-way, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for such revocations, terminations and impairments that would not have a Material Adverse Effect, subject in each case to such qualification as may be set forth in the Prospectus; and, except as described in the Prospectus, none of such rights-of-way contains any restriction that is materially burdensome to the Partnership Entities, taken as a whole.

(dd) Permits. The Partnership Entities have or operate pursuant to such permits, consents, licenses, franchises, certificates and authorizations of governmental or regulatory authorities (“permits”) as are necessary to own or lease their properties and to conduct their business in the manner described in the Registration Statement and the Prospectus, subject to such qualifications as may be set forth in the Registration Statement and the Prospectus or other securities filings and except for such permits that, if not obtained, would not have, individually or in the aggregate, a Material Adverse Effect; and the Partnership Entities have fulfilled and performed all of their material obligations with respect to such permits and, to the knowledge of the Partnership Parties, no event has occurred that would prevent the permits from being renewed or reissued or which allows, or after notice or lapse of time would allow, revocation or termination thereof or results or would result in any impairment of the rights of the holder of any such permit, except for such non-renewals, non-issues, revocations, terminations and impairments that would not, individually or in the aggregate, have a Material Adverse Effect.

(ee) Books and Records. The Partnership (i) makes and keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets and (ii) maintains systems of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(ff) Tax Returns. Each of the Partnership Entities has filed (or has obtained extensions with respect to) all material federal, state and foreign income and franchise tax returns required to be filed through the date hereof, which returns are complete and correct in all material respects, and has timely paid all taxes shown to be due pursuant to such returns, other than those (i) that are being contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles or (ii) which, if not paid, would not reasonably be expected to result in a Material Adverse Effect.

(gg) Investment Company. No Partnership Entity is now, and after the sale of the Offered Units to be sold by the Partnership hereunder will be, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

(hh) Environmental Compliance. Except as disclosed in the Registration Statement and the Prospectus, and except as would not, individually or in the aggregate, have a Material Adverse Effect, the Partnership Entities (i) are in compliance with any and all applicable federal, state and local laws and regulations relating to the protection of human health and safety and the environment or imposing liability or standards of conduct concerning any Hazardous Materials (as defined below) (“Environmental Laws”), (ii) have received or operate pursuant to all permits required of them under applicable Environmental Laws to conduct their respective businesses as they are currently being conducted, (iii) are in compliance with all terms and conditions of any such permits and (iv) have not received any written notice of any actual or potential liability for the investigation or remediation of any disposal or release of Hazardous Material. The term “Hazardous Material” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum product, (D) any polychlorinated biphenyl and (E) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any other Environmental Law.

(ii) No Labor Dispute. No labor dispute with the employees of any of the Partnership Entities exists or, to the knowledge of any of the Partnership Parties, is imminent or threatened that would reasonably be expected to result in a Material Adverse Effect.

(jj) ERISA. (i) Each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) for which any of the Partnership Entities would have any material liability, excluding any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) (each a “Plan”), has been maintained in material compliance with its terms and with the requirements of all applicable statutes, rules and regulations, including ERISA and the Internal Revenue Code of 1986, as amended (the “Code”); (ii) with respect to each Plan subject to Title IV of ERISA, (a) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur, (b) no “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, has occurred or is reasonably expected to occur, (c) the fair market value of the assets under each such Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan) and (d) none of the Partnership Entities has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the PBGC in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA); and (iii) each Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and nothing has occurred, whether by action or by failure to act, which would reasonably be expected to cause the loss of such qualification.

(kk) Certain Relationships and Related Transactions. Except as described in the Registration Statement and the Prospectus, no relationship, direct or indirect, exists between any of the Partnership Entities, on the one hand, and the directors, officers, unitholders, customers or suppliers of any of the Partnership Entities, on the other hand, that is required pursuant to the 1933 Act and the 1933 Act Regulations to be described in the Registration Statement or the Prospectus which is not so described.

(ll) Insurance. The Partnership Entities maintain insurance covering their properties, operations, personnel and businesses against such losses and risks as are reasonably adequate to protect them and their businesses in a manner consistent with other businesses similarly situated. None of the Partnership Entities has received notice from any insurer or agent of such insurer that material capital improvements or other expenditures will have to be made in order to continue such insurance; and all such insurance is outstanding and duly in force on the date hereof and will be outstanding and duly in force on each Settlement Date.

(mm) Litigation. Except as described in the Registration Statement and the Prospectus, there is (i) no action, suit or proceeding before or by any court, arbitrator or governmental agency, body or official, domestic or foreign, now pending or, to the knowledge of the Partnership Parties, threatened, to which any Partnership Entity is or may be a party or to which the business or property of any Partnership Entity is or may be subject, (ii) no statute, rule, regulation or order that has been enacted, adopted or issued by any governmental agency or that has been proposed by any governmental agency and (iii) no injunction, restraining order or order of any nature issued by a federal or state court or foreign court of competent jurisdiction to which any Partnership Entity is or may be subject, that, in the case of clauses (i), (ii) and (iii) above, is reasonably expected to (A) individually or in the aggregate have a Material Adverse Effect, (B) prevent or result in the suspension of the offering and issuance of the Offered Units or (C) in any manner draw into question the validity of this Agreement or any Terms Agreement.

(nn) No Distribution of Other Offering Materials. None of the Partnership Entities has distributed, and prior to the later to occur of the last Settlement Date and completion of the distribution of the Offered Units, none of the Partnership Entities will distribute, any offering material in connection with the offering and sale of the Offered Units other than the Registration Statement or the Prospectus, which the Agents have consented to the use thereof.

(oo) No Commissions. None of the Partnership Parties is a party to any contract, agreement or understanding with any person (other than as contemplated by this Agreement) that would give rise to a valid claim against any of the Partnership Parties or either Agent for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Offered Units.

(pp) Actively-Traded Security. The Common Units are “actively-traded securities” exempted from the requirements of Rule 101 of Regulation M under the 1934 Act by subsection (c)(1) of such rule.

(qq) Market Stabilization. None of the Partnership Entities have taken, directly or indirectly, any action that is designed to or that has constituted or that could reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Partnership to facilitate the sale or resale of the Offered Units.

(rr) Disclosure Controls and Procedures. The Partnership has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the 1934 Act) that (i) are designed to ensure that material information relating to the Partnership, including its consolidated subsidiaries, is made known to the principal executive officer and principal financial officer of the General Partner by others within the Partnership or any of its consolidated subsidiaries; (ii) have been evaluated for effectiveness and presented in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2012; and (iii) as of December 31, 2012, are effective in all material respects to perform the functions for which they were established.

(ss) No Changes in Internal Controls. Since the date of the most recent balance sheet of the Partnership reviewed or audited by KPMG LLP and the audit committee of the board of directors of the General Partner, (i) none of the Partnership Entities has been advised of (A) any significant deficiencies or material weaknesses in the design or operation of internal controls that could adversely affect the ability of any such entities to record, process, summarize and report financial data or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of any such entity, and (ii) since that date, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(tt) Sarbanes-Oxley Act of 2002. There is and has been no failure on the part of any of the Partnership Entities or any of their respective directors or officers, in their capacities as such, to comply in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith applicable to such Partnership Entities.

(uu) Foreign Corrupt Practices Act. None of the Partnership, any of its subsidiaries or, to the knowledge of the Partnership, any director, officer, agent, employee, affiliate or other person acting on behalf of the Partnership Parties or any of their subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Partnership and, to the knowledge of the Partnership, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(vv) Money Laundering Laws. The operations of the Partnership and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency or body (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any governmental agency or body involving the Partnership or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Partnership, threatened.

(ww) OFAC. None of the Partnership, any of its subsidiaries or, to the knowledge of the Partnership, any director, officer, agent, employee, affiliate or representative of the Partnership Parties or any of their subsidiaries is an individual or entity (“Person”) currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor is the Partnership located, organized or resident in a country or territory that is the subject of Sanctions; and the Partnership will not directly or indirectly use the proceeds of the sale of the Offered Units, or lend, contribute or otherwise make available such proceeds to any subsidiaries, joint venture partners or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(xx) Listing. As of the date of this Agreement, the Common Units are listed on the New York Stock Exchange (“NYSE”).

Any certificate signed by any officer or other authorized signatory of the General Partner and delivered to either Agent or to counsel for the Agents shall be deemed a representation and warranty by the General Partner to such Agent as to the matters covered thereby.

Section 2. Sale and Delivery of Offered Units.

(a) Subject to the terms and conditions set forth herein, the Partnership agrees to issue and sell through an Agent acting as sales agent or directly to an Agent acting as principal from time to time, and each Agent agrees to use its commercially reasonable efforts to sell as sales agent for the Partnership, the Offered Units. Sales of the Offered Units, if any, through an Agent acting as sales agent or directly to an Agent acting as principal, will be made by means of ordinary brokers’ transactions on the NYSE or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Notwithstanding the prior sentence, prior to July 2, 2014, no Offered Units shall be sold through either Agent acting as sales agent or directly to an Agent acting as principal, at a sales price below $18.71 per Common Unit unless otherwise agreed in writing by the Agents in their sole discretion.

(b) The Offered Units are to be sold on a daily basis or otherwise as shall be agreed to by the Partnership and the applicable Agent on any trading day (other than a day on which the NYSE is scheduled to close prior to its regular weekday closing time, each, a “Trading Day”) that the Partnership Parties have satisfied their obligations under Section 5 of this Agreement and that any of the individuals listed as authorized representatives of the Partnership on Annex II hereto, as may be updated in writing from time to time (the “Authorized Individuals”), have instructed such Agent to make such sales. On any Trading Day, the Partnership, through the Authorized Individuals, shall sell Common Units through only one of the Agents, and the Partnership, through the Authorized Individuals, shall in no event request that more than one Agent sell Offered Units on the same day. For the avoidance of doubt, the foregoing limitation shall not apply to sales solely to employees or security holders of the Partnership or its subsidiaries, or to a trustee or other person acquiring such securities for the accounts of such persons in which either Merrill Lynch or RBS is acting for the Partnership in a capacity other than as Agent under this Agreement. On any Trading Day, the Partnership, through the Authorized Individuals, may instruct an Agent by telephone (confirmed promptly by telecopy or email, which confirmation will be promptly acknowledged by such Agent) as to the maximum number of Offered Units to be sold by such Agent on such day (in any event not in excess of the number available for issuance under the Prospectus and the currently effective Registration Statement) and the minimum price per Common Unit at which such Offered Units may be sold. Subject to the terms and conditions hereof, the applicable Agent shall use its commercially reasonable efforts to sell as sales agent all of the Offered Units so designated by the Partnership. The Partnership Parties and the Agents each acknowledge and agree that (A) there can be no assurance that the Agents will be successful in selling the Offered Units, (B) the Agents will incur no liability or obligation to the Partnership Parties or any other person or entity if they do not sell Offered Units for any reason other than a failure by the Agents to use commercially reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell such Offered Units as required by this Agreement, and (C) the Agents shall be under no obligation to purchase Offered Units on a principal basis except as otherwise specifically agreed by the applicable Agent and the Partnership Parties pursuant to a Terms Agreement. In the event of a conflict between the terms of this Agreement and the terms of a Terms Agreement, the terms of such Terms Agreement will control.

(c) Notwithstanding the foregoing, the Partnership Parties, through the Authorized Individuals, shall not authorize the issuance and sale of, and neither Agent as sales agent shall be obligated to use its commercially reasonable efforts to sell, any Offered Units (i) at a price lower than the minimum price therefor authorized from time to time, or (ii) in a number or with an aggregate gross sales price in excess of the number or gross sales price, as the case may be, of Offered Units authorized from time to time to be issued and sold under this Agreement, in each case, by the General Partner’s board of directors, or a duly authorized committee thereof, or in a number in excess of the number of Offered Units approved for listing on the NYSE, and in each case notified to each Agent in writing. In addition, the Partnership, through the Authorized Individuals, or either Agent may, upon notice to the other party hereto by telephone (confirmed promptly by telecopy or email, which confirmation will be promptly acknowledged), suspend the offering of the Offered Units with respect to which such Agent acts as sales agent of the Partnership for any reason and at any time; provided, however, that such suspension or termination shall not affect or impair the parties’ respective obligations with respect to the Offering Units sold hereunder prior to the giving of such notice.

(d) The gross sales price of any Offered Units sold pursuant to this Agreement by either Agent acting as sales agent of the Partnership shall be the market price prevailing at the time of sale for Common Units sold by such Agent on the NYSE or otherwise, at prices relating to prevailing market prices or at negotiated prices. The compensation payable to each Agent for sales of Offered Units with respect to which such Agent acts as sales agent of the Partnership shall be mutually agreed to in writing but shall not exceed 2.0% of the gross sales price of the Offered Units sold by such Agent pursuant to this Agreement. The Partnership may sell Offered Units to either Agent as principal at a price agreed upon between the Partnership and such Agent at the relevant Applicable Time and pursuant to a separate Terms Agreement. The remaining proceeds, after further deduction for any transaction fees, transfer taxes or similar taxes or fees imposed by any governmental, regulatory or self-regulatory organization in respect of such sales, shall constitute the net proceeds to the Partnership for such Offered Units (the “Net Proceeds”). Such Agent shall notify the Partnership as promptly as practicable if any deduction referenced in the preceding sentence will be required. Notwithstanding the foregoing, in the event the Partnership engages either Agent for a sale of Offered Units that would constitute a “distribution,” within the meaning of Rule 100 of Regulation M under the 1934 Act, the Partnership and such Agent will agree to compensation that is customary for such Agent with respect to such transactions.

(e) If acting as sales agent hereunder, the Agent though whom sale are effected shall provide written confirmation to the Partnership following the close of trading on the NYSE each day in which Offered Units are sold under this Agreement setting forth the number of Offered Units sold on such day, the aggregate gross sales proceeds of the Offered Units, the aggregate Net Proceeds to the Offered Units and the aggregate compensation payable by the Partnership to such Agent with respect to such sales.

(f) Under no circumstances shall the aggregate gross sales price or number, as the case may be, of Offered Units sold pursuant to this Agreement and any Terms Agreement exceed the aggregate gross sales price or number, as the case may be, of Common Units (i) set forth in the preamble paragraph of this Agreement, (ii) available for issuance under the Prospectus and the then currently effective Registration Statement or (iii) authorized from time to time to be issued and sold under this Agreement or any Terms Agreement by the General Partner’s board of directors, or a duly authorized committee thereof or approved for listing on the NYSE, and in each case referred to in this clause (iii), and notified to the Agents in writing. In addition, under no circumstances shall any Offered Units with respect to which an Agent acts as sales agent be sold at a price lower than the minimum price therefor authorized from time to time by the General Partner’s board of directors, or a duly authorized committee thereof, and notified to the Agents in writing.

(g) If the Partnership or either Agent believes that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the 1934 Act (applicable to securities with an average daily trading volume of $1,000,000 that are issued by an issuer whose common equity securities have a public float value of at least $150,000,000) are not satisfied with respect to the Partnership or the Offered Units, it shall promptly notify the other parties and sales of Offered Units under this Agreement and any Terms Agreement shall be suspended until that or other exemptive provisions have been satisfied in the judgment of each party.

(h) Settlement for sales of Offered Units pursuant to this Section 2 will occur on the third business day that is also a Trading Day following the trade date on which such sales are made, unless another date shall be agreed to by the Partnership and the applicable Agent (each such day, a “Settlement Date”). On each Settlement Date, the Offered Units sold through an Agent for settlement on such date shall be delivered by the Partnership to such Agent against payment of the Net Proceeds from the sale of such Offered Units. Settlement for all Offered Units shall be effected by book-entry delivery of Offered Units to such Agent’s account at The Depository Trust Company against payments by such Agent of the Net Proceeds from the sale of such Offered Units in same day funds delivered to an account designated by the Partnership. If the Partnership shall default on its obligation to deliver Offered Units on any Settlement Date, the Partnership Parties shall (i) indemnify and hold the Agents harmless against any loss, claim or damage arising from or as a result of such default by the Partnership and (ii) pay each Agent any commission to which it would otherwise be entitled absent such default. If either Agent breaches this Agreement by failing to deliver the applicable Net Proceeds on any Settlement Date for Offered Units delivered by the Partnership, the breaching Agent will pay the Partnership interest based on the effective overnight federal funds rate until such proceeds, together with such interest, have been fully paid.

(i) Notwithstanding any other provision of this Agreement, the Partnership shall not offer, sell or deliver, or request the offer or sale, any Offered Units and, by notice to the Agents given by telephone (confirmed promptly by telecopy or email), shall cancel any instructions for the offer or sale of any Offered Units, and the Agents shall not be obligated to offer or sell any Offered Units, (i) during any period in which the Partnership’s insider trading policy, as it exists on the date of the Agreement, would prohibit the purchases or sales of the Common Units by its officers or directors, (ii) during any other period in which the Partnership is, or could be deemed to be, in possession of material non-public information or (iii) except as provided in Section 2(j) below, at any time from and including the date (each, an “Announcement Date”) on which the Partnership shall issue a press release containing, or shall otherwise publicly announce, its earnings, revenues or other results of operations (each, an “Earnings Announcement”) through and including the time that is 24 hours after the time that the Partnership files (a “Filing Time”) a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K that includes consolidated financial statements as of and for the same period or periods, as the case may be, covered by such Earnings Announcement.

(j) If the Partnership wishes to offer, sell or deliver Offered Units at any time during the period from and including an Announcement Date through and including the time that is 24 hours after the corresponding Filing Time, the Partnership shall (i) prepare and deliver to each Agent (with a copy to counsel to the Agents) a Current Report on Form 8-K which shall include substantially the same financial and related information as was set forth in the relevant Earnings Announcement (other than any earnings projections, similar forward-looking data and officers’ quotations) (each, an “Earnings 8-K”), in form and substance reasonably satisfactory to the Agents, and obtain the consent of each Agent to the filing thereof (such consent not to be unreasonably withheld), (ii) provide each Agent with the officers’ certificate, accountants’ letter and opinions and letters of counsel called for by Sections (3)(j), (k), (l) and (m) hereof; respectively, (iii) afford the Agents the opportunity to conduct a due diligence review in accordance with Section 3(p) hereof and (iv) file such Earnings 8-K with the Commission, then the provisions of clause (iii) of Section 2(i) shall not be applicable for the period from and after the time at which the foregoing conditions shall have been satisfied (or, if later, the time that is 24 hours after the time that the relevant Earnings Announcement was first publicly released) through and including the time that is 24 hours after the Filing Time of the relevant Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be. For purposes of clarity, the parties hereto agree that (A) the delivery of any officers’ certificate, accountants’ letter and opinions and letters of counsel pursuant to this Section 2(j) shall not relieve the Partnership from any of its obligations under this Agreement with respect to any Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be, including, without limitation, the obligation to deliver officers’ certificates, accountants’ letters and legal opinions and letters as provided in Section 3 hereof and (B) this Section 2(j) shall in no way affect or limit the operation of the provisions of clauses (i) and (ii) of Section 2(i), which shall have independent application.

(k) At each Applicable Time, Settlement Date, Registration Amendment Date, Partnership Periodic Report Date, Partnership Earnings Report Date and Request Date, the Partnership shall be deemed to have affirmed each representation and warranty contained in this Agreement. Any obligation of either Agent to use its commercially reasonable efforts to sell the Offered Units on behalf of the Partnership as sales agent shall be subject to the continuing accuracy of the representations and warranties of the Partnership Parties herein, to the performance by the Partnership Parties of their obligations hereunder and to the continuing satisfaction of the additional conditions specified in Section 5 of this Agreement.

Section 3. Covenants. The Partnership Parties agree with each Agent:

(a) During any period when the delivery of a prospectus is required in connection with the offering or sale of Offered Units (whether physically or through compliance with Rule 153 or 172, or in lieu thereof, a notice referred to in Rule 173(a) under the 1933 Act), (i) to make no further amendment or any supplement to the Registration Statement or the Prospectus prior to the applicable Settlement Date which shall be disapproved by either Agent promptly after reasonable notice thereof and to advise each Agent, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement has been filed or becomes effective or any amendment or supplement to the Prospectus has been filed and to furnish the Agents with copies thereof, (ii) to file promptly all reports and any definitive proxy or information statements required to be filed by the Partnership with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act, (iii) to advise the Agents, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of the Prospectus or other prospectus in respect of the Offered Units, of any notice of objection of the Commission to the use of the form of the Registration Statement or any post-effective amendment thereto, of the suspension of the qualification of the Offered Units for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the form of the Registration Statement or the Prospectus or for additional information, and (iv) in the event of the issuance of any such stop order or of any such order preventing or suspending the use of the Prospectus in respect of the Offered Units or suspending any such qualification, to promptly use its commercially reasonable efforts to obtain the withdrawal of such order; and in the event of any such issuance of a notice of objection, promptly to take such reasonable steps as may be necessary to permit offers and sales of the Offered Units by the Agents, which may include, without limitation, amending the Registration Statement or filing a new registration statement, at the Partnership’s expense (references herein to the Registration Statement shall include any such amendment or new registration statement).

(b) Promptly from time to time to take such action as either Agent may reasonably request to qualify the Offered Units for offering and sale under the securities laws of such jurisdictions as either Agent may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the sale of the Offered Units, provided that in connection therewith none of the Partnership Entities shall be required to qualify to do business or to file a general consent to service of process in any jurisdiction; and to promptly advise each Agent of the receipt by the Partnership of any notification with respect to the suspension of the qualification of the Offered Units for offer or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(c) During any period when the delivery of a prospectus is required (whether physically or through compliance with Rule 153 or 172, or in lieu thereof, a notice referred to in Rule 173(a) under the 1933 Act) in connection with the offering or sale of Offered Units, the Partnership will make available to each Agent, as soon as practicable after the execution of this Agreement, and thereafter from time to time furnish to each Agent, copies of the most recent Prospectus in such quantities and at such locations as each Agent may reasonably request for the purposes contemplated by the 1933 Act. During any period when the delivery of a prospectus is required (whether physically or through compliance with Rule 153 or 172, or in lieu thereof, a notice referred to in Rule 173(a) under the 1933 Act) in connection with the offering or sale of Offered Units, and if at such time any event shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or, if for any other reason it shall be necessary during such same period to amend or supplement the Prospectus or to file under the 1934 Act any document incorporated by reference in the Prospectus in order to comply with the 1933 Act or the 1934 Act, to notify each Agent and to file such document and to prepare and furnish without charge to either Agent as many written and electronic copies as each Agent may from time to time reasonably request of an amended Prospectus or a supplement to the Prospectus which will correct such statement or omission or effect such compliance.

(d) The Partnership will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide to the Agents the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(e) To pay the required Commission filing fees under the 1933 Act relating to the Offered Units.

(f) To use the Net Proceeds received by it from the sale of the Offered Units pursuant to this Agreement and any Terms Agreement in the manner specified under the caption “Use of Proceeds” in the Prospectus.

(g) In connection with the offering and sale of the Offered Units, the Partnership will file with the NYSE all documents and notices, and make all certifications, required by the NYSE of companies that have securities that are listed on the NYSE and will maintain such listing.

(h) To not take, directly or indirectly, any action designed to cause or result in, or that has constituted or might reasonably be expected to constitute, under the 1934 Act or otherwise, the stabilization or manipulation of the price of any securities of the Partnership to facilitate the sale or resale of the Offered Units.

(i) At each Applicable Time, each Settlement Date, each Registration Statement Amendment Date (as defined below), each Partnership Earnings Report Date (as defined below), each Request Date and each Partnership Periodic Report Date (as defined below) and each date on which Offered Units are delivered to either Agent pursuant to a Terms Agreement, the Partnership shall be deemed to have affirmed each representation, warranty, covenant and other agreement contained in this Agreement or any Terms Agreement. In each Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed by the Partnership in respect of any quarter in which sales of Offered Units were made by or through either Agent under this Agreement or any Terms Agreement (each date on which any such document is filed, and any date on which an amendment to any such document is filed, a “Partnership Periodic Report Date”), the Partnership shall set forth with regard to such quarter the number of Offered Units sold through the Agents under this Agreement or any Terms Agreement, the Net Proceeds received by the Partnership and the compensation paid by the Partnership to the Agents with respect to sales of Offered Units pursuant to this Agreement or any Terms Agreement.

(j) Upon commencement of the offering of Offered Units under this Agreement and each time Offered Units are delivered to either Agent as principal on a Settlement Date and promptly after each (i) date the Registration Statement or the Prospectus shall be amended or supplemented (other than (1) by an amendment or supplement providing solely for the determination of the terms of the Offered Units, (2) in connection with the filing of a prospectus supplement that contains solely the information set forth in Section 3(i), (3) in connection with the filing of any current reports on Form 8-K (other than an Earnings 8-K and any other current reports on Form 8-K which contain capsule financial information, financial statements, supporting schedules or other financial data, including any current report on Form 8-K under Item 2.02 of such form that is considered “filed” under the 1934 Act) or (4) by a prospectus supplement relating to the offering of other securities (including, without limitation, other Common Units)) (each such date, a “Registration Statement Amendment Date”), (ii) date on which an Earnings 8-K shall be filed with the Commission as contemplated by Section 3(j) hereof (a “Partnership Earnings Report Date”) and (iii) Partnership Periodic Report Date, and promptly after each reasonable request by either Agent (each date of any such request by either Agent, a “Request Date”) (each of the date of the commencement of the offering of Offered Units under this Agreement, each such Settlement Date and each Registration Statement Amendment Date, Partnership Earnings Report Date, Partnership Periodic Report Date and Request Date is hereinafter called a “Representation Date”), the Partnership will furnish or cause to be furnished to each Agent (with a copy to counsel to the Agents) a certificate dated the date of delivery thereof to each Agent (or, in the case of an amendment or supplement to the Registration Statement or the Prospectus (including, without limitation, by the filing of any document under the 1934 Act that is incorporated by reference therein), the date of the effectiveness of such amendment to the Registration Statement or the date of filing with the Commission of such supplement or incorporated document, as the case may be), in form and substance reasonably satisfactory to the Agents and their counsel, to the effect that the statements contained in the certificate referred to in Section 5(f) of this Agreement which was last furnished to the Agents are true and correct as of the date of such certificate as though made at and as of the date of such certificate (except that such statements shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to the date of such certificate) or, in lieu of such certificate, a certificate of the same tenor as the certificate referred to in Section 5(f), but modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the date of such certificate. As used in this paragraph, to the extent there shall be an Applicable Time on or following the applicable Representation Date, “promptly” shall be deemed to be on or prior to the next succeeding Applicable Time. The requirement to provide a certificate under this Section 3(j) shall be waived for any Representation Date occurring at a time at which the Partnership has instructed that no sales of Offered Units may be made hereunder, which waiver shall continue until the earlier to occur of the date the Partnership has instructed either Agent to sell Offered Units hereunder (which for such calendar quarter shall be considered a Representation Date) and the next occurring Representation Date; provided, however, that such waiver shall not apply for any Representation Date on which the Partnership files its Annual Report on Form 10-K. Notwithstanding the foregoing, if the Partnership subsequently has instructed either Agent to sell Offered Units hereunder following a Representation Date when the Partnership relied on such waiver and did not provide the Agents with a certificate under this Section 3(j), then before the Partnership delivers an instruction to sell Offered Units, the Partnership shall provide the Agents with a certificate referred to in Section 5(f) and a certificate under this Section 3(j).

(k) Upon commencement of the offering of Offered Units under this Agreement and each time the Offered Units are delivered to either Agent as principal on a Settlement Date, and promptly after each other Representation Date with respect to which the Partnership is obligated to deliver a certificate referred to in Section 5(f) of this Agreement for which no waiver is applicable, the Partnership will furnish or cause to be furnished to each Agent (with a copy to counsel to the Agents) the written opinion and letter of each counsel to the Partnership and the written opinion and letter of the General Counsel of the General Partner (who shall be reasonably acceptable to the Agents), each dated the date of delivery thereof to each Agent (or, in the case of an amendment or supplement to the Registration Statement or the Prospectus (including, without limitation, by the filing of any document under the 1934 Act that is incorporated by reference therein), the date of the effectiveness of such amendment to the

Registration Statement or the date of filing with the Commission of such supplement or incorporated document, as the case may be), in form and substance reasonably satisfactory to the Agents and their counsel, of the same tenor as the opinions and letters referred to in Section 5(c) and Section 5(d), respectively, of this Agreement, but modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the date of such opinion and letter or, in lieu of any such opinion and letter, counsel last furnishing such opinion and letter to each Agent shall furnish each Agent (with a copy to counsel for the Agents) with a letter substantially to the effect that each Agent may rely on such counsel’s last opinion and letter to the same extent as though each were dated the date of such letter authorizing reliance (except that statements in such last opinion and letter shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to the date of such letter authorizing reliance). As used in this paragraph, to the extent there shall be an Applicable Time on or following the applicable Representation Date, “promptly” shall be deemed to be on or prior to the next succeeding Applicable Time.

(l) Upon commencement of the offering of Offered Units under this Agreement and at the time Offered Units are delivered to either Agent as principal on a Settlement Date, and promptly after each other Representation Date with respect to which the Partnership is obligated to deliver a certificate referred to in Section 5(f) of this Agreement for which no waiver is applicable, the Partnership will cause KPMG LLP, or other independent accountants reasonably satisfactory to the Agents, to furnish to the Agents a letter, dated the date of effectiveness of such amendment or the date of filing of such supplement or other document with the Commission, as the case may be, in form reasonably satisfactory to the Agents and their counsel, of the same tenor as the letter referred to in Section 5(e) hereof, but modified as necessary to relate to the Registration Statement and the Prospectus, as amended and supplemented, or to the document incorporated by reference into the Prospectus, to the date of such letter. As used in this paragraph, to the extent there shall be an Applicable Time on or following the applicable Representation Date, “promptly” shall be deemed to be on or prior to the next succeeding Applicable Time.

(m) Upon commencement of the offering of Offered Units under this Agreement and at the time Offered Units are delivered to either Agent as principal on a Settlement Date, and promptly after each other Representation Date with respect to which the Partnership is obligated to deliver a certificate referred to in Section 5(f) of this Agreement for which no waiver is applicable (in each case until the date that the Partnership files with the Commission its Annual Report on Form 10-K for the year ending December 31, 2013), the Partnership will cause Grant Thornton LLP, or other independent accountants reasonably satisfactory to the Agents, to furnish to the Agents a letter, dated the date of effectiveness of such amendment or the date of filing of such supplement or other document with the Commission, as the case may be, in form reasonably satisfactory to the Agents and their counsel, of the same tenor as the letter referred to in Section 5(e) hereof, but modified as necessary to relate to the Registration Statement and the Prospectus, as amended and supplemented, or to the document incorporated by reference into the Prospectus, to the date of such letter. As used in this paragraph, to the extent there shall be an Applicable Time on or following the applicable Representation Date, “promptly” shall be deemed to be on or prior to the next succeeding Applicable Time.

(n) The Partnership consents to each Agent trading in the Common Units for such Agent’s own account and for the account of its clients at the same time as sales of Offered Units occur pursuant to this Agreement or any Terms Agreement.

(o) If, to the knowledge of the Partnership or the General Partner, all filings required by Rule 424 in connection with this offering shall not have been made or the representations in Section 1(a) shall not be true and correct on the applicable Settlement Date, the Partnership will offer to any person who has agreed to purchase Offered Units from the Partnership as the result of an offer to purchase solicited by either Agent the right to refuse to purchase and pay for such Offered Units.

(p) The Partnership will cooperate timely with any reasonable due diligence review conducted by the Agents or their counsel from time to time in connection with the transactions contemplated hereby or in any Terms Agreement, including, without limitation, and upon reasonable notice providing information and making available documents and appropriate corporate officers, during regular business hours and at the Partnership’s principal offices, as either Agent may reasonably request.

(q) The Partnership will not, for any period during which the Partnership has instructed either Agent to sell Offered Units pursuant to Section 2 hereof until the issuance of such Offered Units or during the term of any Terms Agreement until the issuance of the related Offered Units, without (i) giving the Agents at least three business days’ prior written notice specifying the nature of the proposed sale and the date of such proposed sale and (ii) the Agents’ suspending activity under this program for such period of time as requested by the Partnership or as deemed appropriate by the Agents in light of the proposed sale, (A) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise transfer or dispose of, directly or indirectly, any of the Common Units or securities convertible into or exchangeable or exercisable for or repayable with Common Units, or file any registration statement under the 1933 Act with respect to any of the foregoing (other than a shelf registration statement under Rule 415 under the 1933 Act, a registration statement on Form S-8 or post-effective amendment to the Registration Statement) or (B) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, any of the economic consequence of ownership of the Common Units, or any securities convertible into or exchangeable or exercisable for or repayable with Common Units, whether any such swap or transaction described in clause (A) or (B) above is to be settled by delivery of Common Units or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (w) the Offered Units to be offered and sold through the Agents pursuant to this Agreement or any Terms Agreement, (x) equity incentive awards approved by the board of directors of the General Partner or the compensation committee thereof or the issuance of Common Units upon exercise thereof and (y) any Common Units that may be issuable upon the conversion of the outstanding Special Units representing limited partner interests in the Partnership or Class B Units representing limited partner interests in the Partnership or the registration of securities as provided in the Registration Rights Agreement, dated May 17, 2012, by and among the Partnership and the investors named on Schedule A thereto, the Registration Rights Agreement, dated May 17, 2012, by and between the Partnership and Riverstone V PVR Holdings, L.P., and the Registration Rights Agreement, dated May 17, 2012, by and between the Partnership and Chief E&D Holdings LP (collectively, the “Registration Rights Agreements”).

(r) If immediately prior to the third anniversary (the “Renewal Deadline”) of the initial effective date of the Registration Statement, any of the Offered Units remain unsold, the Partnership will, prior to the Renewal Deadline file, if it has not already done so and is eligible to do so, a new shelf registration statement relating to the Offered Units, in a form satisfactory to each Agent, and will use its best efforts to cause such registration statement to be declared effective within 60 days after the Renewal Deadline. The Partnership will take all other action necessary or appropriate to permit the issuance and sale of the Offered Units to continue as contemplated in the expired registration statement relating to the Offered Units. References herein to the Registration Statement shall include such new shelf registration statement.

(s) The Partnership will not, directly or indirectly, prepare, use or refer to any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations, with respect to the offering of the Offered Units pursuant to this Agreement.

Section 4. Payment of Expenses.

(a) The Partnership covenants and agrees with each Agent that the Partnership will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Partnership’s counsel and accountants in connection with the registration of the Offered Units under the 1933 Act and all other expenses in connection with the preparation, printing and filing of the Registration Statement, the Basic Prospectus, the Prospectus Supplement and the Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to the Agents; (ii) the cost of printing or producing this Agreement or any Terms Agreement, any Blue Sky and Legal Investment Memoranda, closing documents (including any compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Offered Units; (iii) all expenses in connection with the qualification of the Offered Units for offering and sale under state securities laws as provided in Section 3(b) hereof, including the reasonable fees and disbursements of counsel for the Agents in connection with such qualification and in connection with the Blue Sky and Legal Investment Surveys; (iv) any filing fees incident to, and the reasonable fees and disbursements of counsel for the Agents in connection with, any required review by Financial Industry Regulatory Authority, Inc. of the terms of the sale of the Offered Units; (v) all fees and expenses in connection with listing the Offered Units on the NYSE; (vi) the cost of preparing the Offered Units; (vii) the costs and charges of any transfer agent or registrar or any distribution agent; and (viii) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section. It is understood, however, that, except as provided in this Section and Section 6 hereof, each Agent will pay all of its own costs and expenses, including the fees of its counsel, transfer taxes on resale of any of the Offered Units by it, and any advertising expenses connected with any offers it may make.

(b) If Offered Units having an aggregate offering price of $10,000,000 have not been offered and sold under this Agreement and any Terms Agreement within 24 months after the date of this Agreement (or such earlier date on which the Partnership terminates this Agreement), the Partnership shall reimburse the Agents for all of their reasonable out-of-pocket expenses, including the reasonable fees and disbursements of a single counsel for the Agents, incurred by them in connection with the offering contemplated by this Agreement and any Terms Agreement and ongoing services in connection with the transactions contemplated thereunder.

Section 5. Conditions of Agents’ Obligation. The obligations of each Agent hereunder shall be subject, in its discretion, to the condition that all representations and warranties and other statements of the Partnership Parties herein or in certificates of any officer of the Partnership Parties delivered pursuant to the provisions hereof are true and correct as of the time of the execution of this Agreement, the date of any executed Terms Agreement and as of each Representation Date, Applicable Time and Settlement Date, to the condition that the Partnership Parties shall have performed all of its obligations hereunder theretofore to be performed, and the following additional conditions:

(a) The Prospectus Supplement shall have been filed with the Commission pursuant to Rule 424(b) under the 1933 Act on or prior to the date hereof and in accordance with Section 3(a) hereof; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission and no notice of objection of the Commission to the use of the form of the Registration Statement or any post-effective amendment thereto shall have been received; no stop order suspending or preventing the use of the Prospectus shall have been initiated or threatened by the Commission; and all requests for additional information on the part of the Commission shall have been complied with to the reasonable satisfaction of the Agents.

(b) On every date specified in Section 3(k) hereof (including, without limitation, on every Request Date), Andrews Kurth LLP, counsel for the Agents, shall have furnished to each Agent such written opinion or opinions, dated as of such date, with respect to such matters as the Agents may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters.

(c) On every date specified in Section 3(k) hereof (including, without limitation, on every Request Date), Vinson & Elkins L.L.P. counsel for the Partnership, shall have furnished to each Agent written opinion or opinions, dated as of such date, in form and substance satisfactory to the Agents.

(d) On every date specified in Section 3(k) hereof (including, without limitation, on every Request Date), General Counsel of the General Partner, shall have furnished to each Agent written opinion or opinions, dated as of such date, in form and substance satisfactory to the Agents.

(e) At the dates specified in Section 3(l) and Section 3(m) hereof, respectively, (including, without limitation, on every Request Date), the independent accountants of the Partnership who have certified the financial statements of the Partnership and its subsidiaries included or incorporated by reference in the Registration Statement and the Prospectus shall have each furnished to the Agents a letter dated as of the date of delivery thereof and addressed to the Agents in form and substance reasonably satisfactory to the Agents and their counsel, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements of the Partnership and its subsidiaries included or incorporated by reference in the Registration Statement and the Prospectus. For the avoidance of doubt, such letter shall only be required to be provided to the Agents from Grant Thornton LLP for those dates prior to the filing of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013 with the Commission.

(f) (i) On each date specified in Section 3(j) (including, without limitation, on every Request Date), the Agents shall have received a certificate of executive officers of the General Partner, one of whom shall be the Chief Financial Officer, Chief Accounting Officer, Treasurer, or Executive Vice President in the area of capital markets and investments, dated as of the date thereof, to the effect that (A) there has been no Material Adverse Effect since the date as of which information is given in the Prospectus as then amended or supplemented, (B) the representations and warranties in Section 1 hereof are true and correct as of such date and (C) each of the Partnership Parties has complied with all of the agreements entered into in connection with the transactions contemplated herein and satisfied all conditions on its part to be performed or satisfied.

(g) Since the date of the latest audited financial statements then included or incorporated by reference in the Prospectus, no Material Adverse Effect shall have occurred.

(h) The Partnership shall have complied with the provisions of Section 3(c) hereof with respect to the timely furnishing of prospectuses.

(i) On such dates as reasonably requested by the Agents, the Partnership shall have conducted due diligence sessions, in form and substance satisfactory to each Agent.

(j) All filings with the Commission required by Rule 424 under the 1933 Act to have been filed by each Applicable Time or related Settlement Date shall have been made within the applicable time period prescribed for such filing by Rule 424 (without reliance on Rule 424(b)(8)).

(k) The Offered Units shall have received approval for listing on the NYSE prior to the first Settlement Date.

(l) Counsel for the Agents shall have been furnished with such documents and opinions as they may require in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, contained herein or in any applicable Terms Agreement; and all proceedings taken by the Partnership in connection with the issuance and sale of the Offered Units as contemplated herein or in any applicable Terms Agreement and in connection with the other transactions contemplated by this Agreement or any such Terms Agreement shall be reasonably satisfactory in form and substance to each Agent and counsel for the Agents.

Section 6. Indemnification.

(a) Each of the Partnership Parties, jointly and severally, will indemnify and hold harmless each Agent against any losses, claims, damages or liabilities, joint or several, to which each Agent may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (A) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Basic Prospectus, the Prospectus Supplement or the Prospectus or any amendment or supplement thereto, (B) arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (C) result from the use of any issuer free writing prospectus (as defined in Rule 433 of the 1933 Act Regulations) or prospectus, other than the Prospectus, relating to the Offered Units, whether or not filed by the Partnership or on its behalf, and will reimburse each Agent for any legal or other expenses reasonably incurred by each Agent in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Partnership Parties shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Basic Prospectus, the Prospectus Supplement or the Prospectus, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Partnership by either Agent expressly for use therein.

(b) Each Agent will, severally and not jointly, indemnify and hold harmless the Partnership Parties against any losses, claims, damages or liabilities to which the Partnership Parties may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration

Statement, the Basic Prospectus, the Prospectus Supplement or the Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, the Basic Prospectus, the Prospectus Supplement or the Prospectus, or any such amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Partnership Parties by such Agent expressly for use therein; and will reimburse the Partnership Parties for any legal or other expenses reasonably incurred by the Partnership Parties in connection with investigating or defending any such action or claim as such expenses are incurred.

(c) Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection except and then only to the extent such indemnifying party is materially prejudiced thereby. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 6 for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d) If the indemnification provided for in this Section 6 is unavailable to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Partnership Parties on the one hand and the Agents on the other from the offering of the Offered Units to which such loss, claim, damage or liability (or action in respect thereof) relates. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Partnership Parties on the one hand and the Agents on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Partnership Parties on the one hand and the Agents on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Partnership Parties bear to the total commissions received by the Agents. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Partnership Parties on the one hand or the Agents on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Partnership Parties and the Agents agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the Agents were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), neither Agent shall be required to contribute any amount in excess of the amount by which the gross proceeds from the sale of the Offered Units placed by such Agent exceeds the amount of any damages which such Agent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e) The obligations of the Partnership Parties under this Section 6 shall be in addition to any liability which the Partnership Parties may otherwise have and shall extend, upon the same terms and conditions, to the directors and officers of the Agents and to each person, if any, who controls either Agent within the meaning of the 1933 Act and each broker dealer affiliate of either Agent; and the obligations of either Agent under this Section 6 shall be in addition to any liability which either Agent may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Partnership Parties and to each person, if any, who controls any of the Partnership Parties within the meaning of the 1933 Act.

Section 7. Representations, Warranties and Agreements to Survive Delivery. The respective indemnities, agreements, representations, warranties and other statements of the Partnership Parties and the Agents, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of either Agent or any controlling person of either Agent, or the Partnership Parties, or any officer or director or controlling person of any of the Partnership Entitles, and shall survive delivery of and payment for the Offered Units.

Section 8. No Advisory or Fiduciary Relationship. The Partnership Parties acknowledge and agree that (i) each Agent is acting solely in the capacity of an arm’s length contractual counterparty to the Partnership Parties with respect to the offering of Offered Units contemplated hereby (including in connection with determining the terms of such offering) and (ii) neither Agent has assumed an advisory or fiduciary responsibility in favor of any of the Partnership Parties with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether either Agent has advised or is currently advising the Partnership on other matters) or any other obligation to any of the Partnership Parties except the obligations expressly set forth in this Agreement and (iii) each of the Partnership Parties have consulted their own legal and financial advisors to the extent it deemed appropriate. Each of the Partnership Parties agrees that it will not claim that either Agent has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any of the Partnership Parties, in connection with such transaction or the process leading thereto.

Section 9. Termination.

(a) The Partnership Parties shall have the right, by giving written notice as hereinafter specified, to terminate this Agreement in their sole discretion at any time. Any such termination shall be without liability of any party to any other party, except that (i) with respect to any pending sale through either Agent for the Partnership or with respect to any pending sale to either Agent pursuant to a Term Agreement or any offering or resale of any Offered Units purchased or to be purchased by either Agent pursuant to a Terms Agreement, the obligations of the Partnership Parties, including in respect of compensation of either Agent, shall remain in full force and effect notwithstanding such termination; and (ii) the provisions of Section 1, Section 5(b), Section 7 and Section 8 of this Agreement shall remain in full force and effect notwithstanding such termination.

(b) Either Agent shall have the right, by giving written notice as hereinafter specified, to terminate this Agreement in its sole discretion at any time with respect to itself. Any such termination shall have no effect on the rights and obligations of the other Agent under this Agreement or any Terms Agreement and shall be without liability of any party to any other party except that the provisions of Section 1, Section 4(b), Section 6 and Section 7 of this Agreement shall remain in full force and effect notwithstanding such termination.

(c) This Agreement shall remain in full force and effect until and unless terminated pursuant to Section 9(a) or (b) above or otherwise by mutual agreement of the parties; provided that any such termination by mutual agreement or pursuant to this clause (c) shall in all cases be deemed to provide that Section 1, Section 4(b), Section 6 and Section 7of this Agreement shall remain in full force and effect.

(d) Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided that such termination shall not be effective until the close of business on the date of receipt of such notice by the applicable Agent or the Partnership, as the case may be. If such termination shall occur prior to the Settlement Date for any sale of Offered Units, such sale shall settle in accordance with the provisions of Section 2(h) hereof.

(e) In the case of any purchase by either Agent pursuant to a Terms Agreement, either Agent may terminate this Agreement with respect to itself, at any time at or prior to the Settlement Date (i) if there has been, since the time of execution of the Agreement or since the respective dates as of which information is given in the Prospectus, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Partnership and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of either Agent, impracticable or inadvisable to market the Offered Units or to enforce contracts for the sale of Offered Units, or (iii) if trading in any securities of the Partnership has been suspended or materially limited by the Commission or the NYSE, or if trading generally on the NYSE MKT LLC or the NYSE or Nasdaq has been suspended or materially limited, or minimum prices for trading have been fixed, by any of said exchanges or by such system or by order of the Commission, the Financial Industry Regulatory Authority, Inc. or any other governmental authority, or (iv) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (v) if a banking moratorium has been declared by either Federal of New York authorities.

Section 10. Notices. All statements, requests, notices and agreements hereunder shall be in writing, and if to the Agents shall be delivered or sent by mail, telex or facsimile transmission to:

Merrill, Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park

New York, New York 10036

Fax No. (212) 449-0355

Attention: Charles Hill,

and

RBS Securities Inc.

600 Washington Boulevard

Stamford, CT 06901

Attn: René Mijné

and if to the Partnership Parties to such Partnership Party at:

Three Radnor Corporate Center, Suite 301

100 Matsonford Road

Radnor, Pennsylvania 19087

Attention: Mr. Bruce D. Davis, Jr., Executive Vice President and General Counsel

Fax No: 610-975-8201.

Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

Section 11. Parties. This Agreement shall be binding upon, and inure solely to the benefit of, the Agents and the Partnership Parties and, to the extent provided in Sections 6 and 7 hereof, the officers and directors of the General Partner and the Agents and each person who controls any of the Partnership Parties or either Agent, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of Offered Units through either Agent shall be deemed a successor or assign by reason merely of such purchase.

Section 12. Time of the Essence. Time shall be of the essence of this Agreement. As used herein, the term “business day” shall mean any day when the Commission’s office in Washington, D.C. is open for business.

Section 13. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAW.

Section 14. Counterparts. This Agreement and any Terms Agreement may be executed by any one or more of the parties hereto and thereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument. This Agreement and any Terms Agreement may be delivered by any party by facsimile or other electronic transmission.

Section 15. Severability. The invalidity or unenforceability of any Section, paragraph or provision of this Agreement or any Terms Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof or thereof, as the case may be. If any Section, paragraph or provision of this Agreement or any Terms Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Partnership a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Agents and the Partnership Parties in accordance with its terms.

Very truly yours, PVR PARTNERS, L.P. By: PVR GP, LLC, its general partner

By:	/s/ Robert B. Wallace
Name:	Robert B. Wallace
Title:	Executive Vice President and Chief Financial Officer

PVR GP, LLC

By:	/s/ Robert B. Wallace
Name:	Robert B. Wallace
Title:	Executive Vice President and Chief Financial Officer

PVR FINCO LLC

By:	/s/ Robert B. Wallace
Name:	Robert B. Wallace
Title:	Executive Vice President and Chief Financial Officer

Signature Page to ATM Equity Offering Sales Agreement

Accepted as of the date hereof: Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:	/s/ Michael Cannon
Name: Michael Cannon
Title: Managing Director

RBS Securities Inc.
By:	/s/ René Mijné
Name: René Mijné Title: Head of Equity Syndicate-Americas

Signature Page to ATM Equity Offering Sales Agreement

Annex I

PVR PARTNERS, L.P.

Common Units Representing Limited Partner Interests

FORM OF TERMS AGREEMENT

MERRILL LYNCH & CO.

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

One Bryant Park

New York, New York 10036

Ladies and Gentlemen:

PVR Partners, L.P., a Delaware limited partnership (the “Partnership”), proposes, subject to the terms and conditions stated herein and in the ATM Equity Offering Sales Agreement, dated August 23, 2013 (the “Sales Agreement”), between the Partnership, PVR GP, LLC, a Delaware limited liability company and sole general partner of the Partnership (the “General Partner”), PVR Finco LLC, a Delaware limited liability company (“PVR Finco”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and RBS Securities Inc. (“RBS”), to issue and sell to [Merrill Lynch][RBS] (the “Agent”) the securities specified in the Schedule hereto (the “Purchased Securities”) [, and solely for the purpose of covering over-allotments, to grant to [Merrill Lynch][RBS] the option to purchase the additional securities specified in the Schedule hereto (the “Additional Securities”)]*. Capitalized terms used herein and not defined have the respective meanings ascribed thereto in the Sales Agreement.

[The Agent shall have the right to purchase from the Partnership all or a portion of the Additional Securities as may be necessary to cover over-allotments made in connection with the offering of the Purchased Securities, at the same purchase price per Common Unit to be paid by the Agent to the Partnership for the Purchased Securities; provided that the purchase price payable by the Agent for any Additional Securities shall be reduced by an amount per Common Unit equal to any distributions paid or payable by the Partnership on the Purchased Securities but not payable on such Additional Securities. This option may be exercised by the Agent at any time (but not more than once) on or before the thirtieth day following the date hereof, by written notice to the Partnership. Such notice shall set forth the aggregate number of Offered Units of Additional Securities as to which the option is being exercised, and the date and time when the Additional Securities are to be delivered (such date and time being herein referred to as the “Option Closing Date”); provided, however, that the Option Closing Date shall not be earlier than the Time of Delivery (as set forth in the Schedule hereto) nor earlier than the second business day after the date on which the option shall have been exercised nor later than the fifth business day after the date on which the option shall have been exercised. Payment of the purchase price for the Additional Securities shall be made at the Option Closing Date in the same manner and at the same office as the payment for the Purchased Securities. For purposes of clarity, the parties hereto agree that any Option Closing Date shall be a “time on which Offered Units are to be delivered to the Agent pursuant to a Terms Agreement” within the meaning of Sections 3(i), (j), (k), (l) and (m) of the Sales Agreement.]*

Each of the provisions of the Sales Agreement not specifically related to the solicitation by the Agent, as agent of the Partnership, of offers to purchase securities is incorporated herein by reference in its entirety, and shall be deemed to be part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Terms Agreement [and] [,] the Applicable Time [and any Option Closing Date]*, except that each representation and warranty in Section 1 of the Sales Agreement which makes reference to the Prospectus (as therein defined) shall be deemed to be a representation and warranty as of the date of the Sales Agreement in relation to the Prospectus, and also a representation and warranty as of the date of this Terms Agreement [and] [,] the Settlement Date [and any Option Closing Date]* in relation to the Prospectus as amended and supplemented to relate to the Purchased Securities.

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An amendment to the Registration Statement (as defined in the Sales Agreement), or a supplement to the Prospectus, as the case may be, relating to the Purchased Securities [and the Additional Securities]*, in the form heretofore delivered to the Agent is now proposed to be filed with the Securities and Exchange Commission.

Subject to the terms and conditions set forth herein and in the Sales Agreement which are incorporated herein by reference, the Partnership agrees to issue and sell to the Agent and the latter agrees to purchase from the Partnership the number of Offered Units of the Purchased Securities at the time and place and at the purchase price set forth in the Schedule hereto.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Partnership a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Agent and the Partnership Parties in accordance with its terms.

THIS TERMS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Very truly yours, PVR PARTNERS, L.P. By: PVR GP, LLC, its general partner

By:
Name:
Title:

PVR GP, LLC

By:
Name:
Title:

PVR FINCO LLC

By:
Name:
Title:

Accepted as of the date hereof: [Merrill Lynch, Pierce, Fenner & Smith Incorporated] [RBS Securities Inc.]

By:
Name: Title:

*	Include only if Agent has an over-allotment option.

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Annex II

Authorized Individuals

Name	Title
William H. Shea, Jr.	Chief Executive Officer
Robert B. Wallace	Executive Vice President and Chief Financial Officer

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